Putnam Global Telecommunications Fund
8/31/14 Annual


Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:


                                            Votes for      Votes withheld

Liaquat Ahamed                              5,415,154,963  14,207,845
Ravi Akhoury                                5,415,184,974  14,177,833
Barbara M. Baumann                          5,415,851,291  13,511,517
Jameson A. Baxter                           5,415,767,570  13,595,238
Charles B. Curtis                           5,415,854,394  13,508,413
Robert J. Darretta                          5,416,022,043  13,340,765
Katinka Domotorffy                          5,415,419,173  13,943,635
John A. Hill                                5,415,885,634  13,477,174
Paul L. Joskow                              5,416,010,424  13,352,383
Kenneth R. Leibler                          5,415,817,292  13,545,516
Robert E. Patterson                         5,415,985,292  13,377,516
George Putnam, III                          5,415,959,400  13,403,408
Robert L. Reynolds                          5,416,108,530  13,254,278
W. Thomas Stephens                          5,415,918,406  13,444,402



A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against    Abstentions   Broker non votes

700,297       10,305           35,371        294,877

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for       Votes against     Abstentions    Broker non votes


5,234,359,081   33,570,449        18,267,087     143,166,192



All tabulations are rounded to the nearest whole number.